UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT - FEBRUARY 14, 2006

AXION POWER INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)
DELAWARE	000-22573	65-0774638
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Caster Avenue
Woodbridge, Ontario, Canada L4L 5Y9
(Address of principal executive offices)

(905) 264-1991
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On January 20, 2006, Axion Power International, Inc. incorporated a new subsidiary named Axion Battery Products, Inc. (“ABP”), under the laws of the Commonwealth of Pennsylvania. ABP was organized to:

•	Purchase certain battery manufacturing equipment, inventory and other tangible assets; and

•	Lease the facility where the equipment is installed; and

•	Operate a commercial manufacturing plant as a wholly owned subsidiary of the Registrant.

Robert Averill, a member of the Registrant’s board of directors, provided one million dollars of acquisition and working capital financing to ABP from his personal funds.

Item 1.01     Entry into material definitive agreement.

Loan Agreement with Mr. Averill

On January 30, 2006, APB and the Registrant entered into a loan agreement with Robert Averill whereby Mr. Averill agreed to provide $1 million in acquisition and working capital financing for ABP’s proposed battery manufacturing operations in New Castle, Pennsylvania. ABP is the primary debtor under the loan agreement and the Registrant has signed the agreement as a guarantor and accommodation party. The loan agreement expressly provided that in the event ABP did not consummate the contemplated asset purchase and lease transactions, ABP would return the loan proceeds to Mr. Averill and neither ABP nor the Registrant would use the loan proceeds for any other purpose.

The loan agreements require ABP to pay interest on the outstanding balance at the annual rate of 10%. Interest payments are due on the first day of each month commencing in March 2006. The entire principal balance of the loan is due on February 1, 2007, provided that the loan may be repaid at any time without notice or penalty. The loan is secured by a purchase money security in all of ABP’s equipment, inventory, furniture and fixtures, together with all substitutions or replacements and all proceeds from the sale thereof.

The Registrant has signed the loan agreement as an accommodation party and assumed complete liability for the payment of ABP’s obligations. The Registrant has also granted Mr. Averill a first priority security interest in all of its equipment, inventory, furniture, fixtures and intellectual property, together with all substitutions or replacements and all proceeds from the sale thereof. As additional consideration for the loan, the Registrant has issued a warrant to purchase 50,000 shares of its common stock to Mr. Averill. The warrant is exercisable for a period of three years from the issue date at a price of $6 per share. On each three-month anniversary of the loan date, the Registrant will be required to issue a substantially identical warrant for an additional 50,000 shares. If the loan remains outstanding for its entire term, Mr. Averill could receive an aggregate of 200,000 warrants.

Lease of New Castle, Pennsylvania Plant.

On February 14, 2006, ABP entered into a lease agreement with Steven F. Hoye and Steven C. Warner for a 62,732 square foot industrial building located in New Castle, Pennsylvania. The facility includes 7,232 square feet of office locker, lab and lunch area, 8,000 square feet of storage buildings, and 5,000 square feet of basement area. We had no direct or indirect relationship to Messrs. Hoye and Warner prior to the execution of the lease agreement.

The agreement provides for an initial term of two years with two renewal terms of five years each. The monthly rent payable for the initial term of the agreement is $10,000. During the two extension terms, the rent will based on market rates as determined by negotiation between the parties, or if the parties are unable to reach a mutually agreed rental rate, by an independent appraisal process. In addition to the monthly rental, ABP is obligated to pay all required maintenance costs, taxes and special assessments, maintain public liability insurance in the amount of $1 million, and maintain fire and casualty insurance for an amount equal to at least 80% of the replacement value of the leased premises.

Item 2.01     Completion of acquisition or disposition of assets.

Purchase of Battery Manufacturing Equipment

On February 14, 2006, ABO entered into an agreement to purchase all of the equipment, inventory and other tangible assets of the New Castle Battery Manufacturing Company, Inc. from National City Bank, Pennsylvania (“NCB”) in a foreclosure sale conducted pursuant to the provisions of Article 9 of the Pennsylvania Uniform Commercial Code. The assets are purchased by ABP and include all equipment, molds, inventories, parts, supplies, trademarks, copyrights, patents, other intellectual property rights, permits, licenses and general intangible assets that were subject to the bank’s security interest.

The purchase price was $800,000. A total of $710,000 was paid to the seller at closing and the $90,000 balance has been placed in a non-interest bearing escrow pending the seller’s resolution of certain unpermitted encumbrances on a portion of the purchased assets.

The purchased equipment is presently installed in the industrial building that ABP leased from Messrs. Hoye and Warner and described in Item 1.01 of this report. The purchased inventory and other tangible assets are presently stored in the facility. Accordingly ABP will not incur any expenses associated with the transportation of the equipment, inventory and other tangible assets, or the installation of the equipment.

Until the former owner of the equipment, inventory and other tangible assets ceased operations in June 2005, the plant was as an ISO 9001 certified battery-manufacturing facility. The plant had three established production lines for lead acid batteries, the newest of which was installed in 2002, and had all permits and other required authorization for the manufacture of 750,000 lead-acid batteries per year. The facility historically made specialty batteries for racecars and antique automobiles

ABP is currently refurbishing the equipment and preparing the plant for production. When the battery manufacturing plant is staffed and ready for operations, ABP plans to begin production of specialty lead-acid batteries for racecars and vintage automobiles and use the excess capacity to make small batches of commercial prototype e3 Supercell batteries for demonstration projects. ABP plans to begin production of lead-acid batteries within 30 days and realize its first revenue from product sales in the first quarter of 2006. ABP expects to begin production of commercial prototype e3 Supercell batteries for demonstration projects in the second quarter of 2006. We believe the battery manufacturing facility will give our company the ability to make commercial prototype e3 Supercell batteries in sufficient quantities to accommodate the needs of our planned demonstration projects. We believe the specialty lead-acid batteries and commercial prototype e3 Supercell batteries we intend to produce will generate sufficient revenue to pay their direct manufacturing costs and make a modest contribution to overhead.

ABP’s lease of the New Castle facility and its acquisition of the equipment, inventories and trade names from the bank do not constitute the acquisition of a business. The New Castle Battery Manufacturing Company ceased operations in June 2005 when NCB foreclosed on its assets. While we believe that the lease of the plant and the acquisition of the assets will allow ABP to begin manufacturing activities more rapidly that would otherwise be the case, we will incur the substantial bulk of the risks and expenses normally associated with the start-up of a new business, including hiring new employees, developing a new market distribution system, retaining a new sales force, developing a new customer base and obtaining new permits and operating rights. We expect to incur start up costs and expenses of approximately $200,000 in connection with the commencement of manufacturing operations.

Item 9.01     Financial statements and exhibits.

Exhibit 10.16
Loan agreement dated January 31, 2006 between Axion Battery Products, Inc. as borrower, Axion Power International, Inc. as accommodation party and Robert Averill as lender respecting a $1,000,000 purchase money and working capital loan

Exhibit 10.17	Security agreement dated January 31, 2006 between Axion Battery Products, Inc. as debtor and Robert Averill as secured party
Exhibit 10.18	Security agreement dated January 31, 2006 between Axion Power International, Inc. as debtor and Robert Averill as secured party

Exhibit 10.19	Promissory Note dated February 14, 2006 between Axion Battery Products, Inc. as maker and Robert Averill as payee
Exhibit 10.20	Form of Warrant Agreement between Axion Power International, Inc. and Robert Averill
Exhibit 10.21	Commercial Lease Agreement dated February 14, 2006 between Axion Battery Products, Inc. as lessee and Steven F. Hoye and Steven C. Warner as lessors.
Exhibit 10.22	Asset Purchase Agreement dated February 14, 2006 between Axion Battery Products, Inc. as buyer and National City Bank of Pennsylvania as seller.
Exhibit 10.23
Escrow Agreement dated February 14, 2006 between Axion Battery Products, Inc. and National City Bank of Pennsylvania as parties in interest and William E. Kelleher, Jr. and James D. Newell as escrow agents.

Exhibit 99.1	Press release dated February 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Axion Power International, Inc. has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Axion Power International, Inc.

February 16, 2006

By: /s/

       Thomas Granville, Chief Executive Officer